Exhibit 4.8

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of March 1, 2019 by and among Encana Corporation, a corporation amalgamated and existing under the laws of Canada (the “Corporation”), Newfield Exploration Company, a Delaware corporation, as guarantor (the “Guarantor”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Corporation (as successor by amalgamation to PanCanadian Petroleum Limited) and the Trustee (as successor trustee to The Bank of Nova Scotia Trust Company of New York) are parties to that certain indenture, dated as of November 5, 2001 (as amended and supplemented, the “Indenture”), under which the Corporation may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which the Corporation’s 7.2% Notes due 2031 (the “Securities”), which constitute all of the issued and outstanding series of securities issued pursuant to the Indenture as of the date hereof, were issued;

WHEREAS, Section 901(9) of the Indenture provides that without the consent of any Holders, the Corporation, when authorized by or pursuant to a Board Resolution, and the Trustee, may enter into one or more indentures supplemental thereto, for the purpose of making any provisions with respect to matters arising under the Indenture; provided such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Guarantor, a wholly-owned indirect subsidiary of the Corporation, desires to fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Securities (the “Guarantee”) issued by the Corporation; and

WHEREAS, the entry into of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Corporation, the Guarantor and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

1.        Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2.        Guarantee.

2.1.	Agreement to Guarantee.

The Guarantor hereby fully and unconditionally guarantees to each Holder of Securities, the due and punctual payment of the principal of, premium, if any, and interest on the Securities, and the due and punctual payment of any Additional Amounts that may be payable with respect to such Securities, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Indenture. In case of the failure of the Corporation punctually to make any such payment of principal, premium, if any, or interest, or any Additional Amounts that may be payable with respect to the Securities, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Corporation.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Securities, the Indenture or this Supplemental Indenture, any failure to enforce the provisions of the Securities, the Indenture or this Supplemental Indenture, or any waiver, modification or indulgence granted to the Corporation with respect thereto or hereto, by the Holder of the Securities or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of the Securities, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Corporation, any right to require a proceeding first against the Corporation, protest or notice with respect to the Securities or the indebtedness evidenced thereby, or with respect to any Additional Amounts that may be payable with respect to the Securities and all demands whatsoever, and covenants that its obligations under this Section 2.1 will not be discharged except by statute of limitation or payment in full of the principal of, premium, if any, and interest on and any Additional Amounts that may be payable with respect to the Securities.

The Guarantor shall be subrogated to all rights of each Holder of the Securities, the Trustee and any Paying Agent against the Corporation in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Section 2.1; provided, however, that until the principal of, premium, if any, and interest on all Securities issued under the Indenture and Additional Amounts with respect to such Securities shall have been paid in full, such rights shall be exercised and enforced by the Guarantor only in such manner and on such terms as the Trustee may require or approve.

Any term or provision of the Indenture and this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Securities guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Supplemental Indenture, the Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Indenture shall apply to the Guarantor and that the Guarantor and the Corporation, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Indenture.

2.2.	Execution and Delivery.

To evidence its Guarantee set forth in Section 2.1 hereof, the Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Securities.

2.3.	Release of Guarantee.

The Guarantee shall be automatically and unconditionally released and discharged, and the Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under the Guarantee and its obligations under the Indenture, without any action by the Corporation, the Guarantor or the Trustee, upon the occurrence of any of the following:

(1)

such time as the Guarantor no longer has outstanding any debt securities guaranteed by the Corporation, whether because such debt securities have matured or have been redeemed or repurchased and cancelled, or otherwise;

(2)	satisfaction and discharge of the Indenture in accordance with Article 4 of the Indenture; or

(3)	defeasance of the Securities in accordance with Article 14 of the Indenture.

Upon any such occurrence specified in this Section 2.3, if requested by the Corporation, the Trustee shall, at the Corporation’s expense, execute any documents reasonably requested by the Corporation in order to evidence such release and discharge.

3. Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

4. Responsibility of Trustee. The Trustee shall not be responsible for the validity as to the Corporation or sufficiency of this Supplemental Indenture or as to the due execution hereof by the Corporation or as to recitals of fact contained herein, all of which are made solely by the Corporation.

5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7. Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. Severability. In case any provision in this Supplemental Indenture (including the Guarantee provided herein) or in the Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10. Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first above written.

ENCANA CORPORATION, as Issuer

By:	/s/ Sherri A. Brillon
Name: Sherri A. Brillon
Title: Executive Vice-President & Chief Financial Officer

By:	/s/ Nancy L. Brennan
Name: Nancy L. Brennan
Title: Corporate Secretary

NEWFIELD EXPLORATION COMPANY, as Guarantor

By:	/s/ David G. Hill
Name: David G. Hill
Title: Vice-President

[Signature Page to Fifth Supplemental Indenture to 2001 Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Bhawna Dhayal
Name: Bhawna Dhayal
Title: Authorized Signatory

[Signature Page to Fifth Supplemental Indenture to 2001 Indenture]